                                   EXHIBIT 11.1


                        COMPUTATION OF EARNINGS PER SHARE


                                           Three Months ended              Nine Months ended
                                              September 30,                  September 30,
                                          1997            1998            1997            1998
                                          ----            ----            ----            ----
Net income                             $  467,742      $  604,178      $1,607,598      $1,466,420
                                       ==========      ==========      ==========      ==========


Weighted average number of common
  and common equivalent shares:

Weighted average common
  shares outstanding                    2,373,993       2,414,278       2,340,423       2,412,082

Shares issued from assumed
  exercise of common stock
  equivalents(1)                          131,843          70,417         158,842          88,130
                                       ----------      ----------      ----------      ----------

Weighted average number of
  common and common equivalent
  shares outstanding                    2,505,836       2,484,695       2,499,265       2,500,212
                                       ==========      ==========      ==========      ==========

Earnings per share:
         Basic                         $      .20      $      .25      $      .68      $      .61
                                       ==========      ==========      ==========      ==========

         Diluted                       $      .19      $      .24      $      .64      $      .59
                                       ==========      ==========      ==========      ==========


(1)      Shares issued from assumed exercise of stock options.